Contacts: Francesca Marraro (media relations) Christine Saenz (investor relations) (212) 857-5442 (212) 857-5986

fmarraro@hms.com csaenz@hms.com

HMS ACQUIRES AMG-SIU TO ENHANCE FRAUD, WASTE, AND ABUSE SOLUTIONS

NEW YORK, NY, July 2, 2010 – HMS (NASDAQ:HMSY) today announced it has signed a definitive agreement to acquire privately-held Allied Management Group (AMG-SIU), a leading provider of fraud, waste, and abuse prevention and detection solutions for healthcare payors, in an all-cash transaction. AMG-SIU is based in Santa Ana, California.

Established in 1972, AMG-SIU provides audit and consulting services to both government and commercial healthcare payors. The company has developed a proprietary forensic claim editing system to analyze claim data for patterns of fraud, waste, and abuse. The system enables investigators to compare providers, review histories, and identify outliers. AMG employs an in-house special investigation unit to conduct preliminary research, investigations, medical record reviews, and pharmacy reviews.

“With the addition of AMG, HMS takes a great leap forward in providing clients with state-of-the-art solutions to combat fraud, waste, and abuse,” said Bill Lucia, CEO of HMS. “AMG’s editing system is one of the most powerful in the industry, and provides HMS with a comprehensive and scalable platform for retrospective and prospective claim editing. This acquisition reflects our ongoing commitment to bring clients the best in innovative cost containment solutions.”

The purchase price for the transaction was $26.2 million, comprised of an upfront payment of $13 million and additional estimated future payments valued at $13.2 million contingent upon future financial performance. HMS expects the transaction to have no impact to earnings per share for the fiscal year ending December 31, 2010, and to be accretive to earnings per share in 2011.

About HMS (NASDAQ:HMSY)
HMS is the nation’s leader in coordination of benefits and program integrity services for payors of healthcare services. HMS’s clients include health and human services programs in more than 40 states; commercial programs, including commercial plans, employers, and over 100 Medicaid managed care plans; the Centers for Medicare & Medicaid Services (CMS); and Veterans Administration facilities. As a result of the Company’s services, clients recover over $1 billion annually, and save billions of dollars more through the prevention of erroneous payments.